Exhibit 99.1


July 10, 2006


Dear Stockholder,

     Since the spin-off of Aquacell Water, Inc., we have fielded a number of inquiries from stockholders, and are frequently asked what the Company does. Therefore, I am providing you with our "Company Profile", to acquaint you with Aquacell Water and learn of our capabilities in the water treatment and purification industry.

     The Company has historically provided customized systems to address water quality issues in a wide variety of industries. Our experience makes us ideally suited to take advantage of a recently implemented US Environmental Protection Agency (EPA) regulation to reduce the allowable level of arsenic in drinking water, from 50 parts-per-billion (ppb) to 10ppb nationwide.

     According to the EPA, there are 74,000 water systems to which the new arsenic standard applies, of which approximately 5.5 percent, or 4,100 are in violation. Approximately 12.7 million people are served by these 4,100 water systems. Although the compliance date was January 23, 2006, it is estimated that
compliance in most states to date has been less than 10%.    The majority of
arsenic violators are small drinking water systems located in the southwest
United States.   Many of these companies qualify for funding from various
government programs for compliance with the arsenic regulation.

     Aquacell chose to use ADSORBSIA(Trademark) titanium based media from The Dow (Registered Mark) Chemical Company in its arsenic removal systems, and is
a Dow appointed authorized dealer of ADSORBSIA for the southwest.   The Company
works closely with Dow senior managers in dealing with state regulators and customers, to ensure that our turnkey arsenic removal systems meet or exceed expectations.

     Unlike competitors' systems, Aquacell's turnkey arsenic removal systems have a small footprint, no wastewater discharge, no hazardous by-products, and no on-site hazardous chemicals.

     Working with Dow has proven to provide significant value to Aquacell Water, beyond the advantages inherent to the media itself. The Dow name alone has opened several doors for us with prospective customers. Since our customer base is primarily comprised of small water systems that are concerned about potential liability, Dow is viewed as a protective barrier in their risk assessment.

     In the past six weeks alone, Aquacell Water has quoted arsenic removal systems to 25 water providers for 38 arsenic laden wells, with an average selling price of approximately $235,000 per well, or approximately $9,000,000. The Dow ADSOBSIA media - which requires replacement in accordance with usage, represents approximately 27% of the quoted system cost, creating an on-going revenue stream for the Company.

     Typically, there is a long sales cycle when selling to public drinking water providers. Current quotes represent systems that are anticipated to be ordered in the next three to nine months. The Company is continually quoting systems, and while there is no guarantee on the amount that will convert into business for the Company, given our high-quality systems, ability to meet the needs of the customer, and our relationship with Dow, we anticipate receiving a significant percentage of market share.

     Considering our current overhead, the Company's break-even level is at approximately $3,000,000 in revenue. The Company's standard payment terms -
50% deposit with purchase order, 40% before shipping and 10% net 30 - will allow Aquacell Water to operate on its own cash flow, once the Company completes an equity raise to pay off liabilities on the current balance sheet and provide additional working capital to support the growth of the Company.

     We are very excited about the future of Aquacell Water and thank you for
your support.   Please feel free to contact us at any time.


Best regards,



James C. Witham
Chief Executive Officer